             As filed with the Securities and Exchange Commission on May 4, 2001
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ______________________________
                                  Schedule TO
             Tender Offer Statement under Section 14(d)(1) or 13(e)
                     of the Securities Exchange Act of 1934

                            ________________________
                            Chordiant Software, Inc.
           (Name of Subject CompanyIssuer and Filing Person Offeror)
                            ________________________
                       Options to Purchase Common Stock,
                           par value $0.001 per share
                         (Title of Class of Securities)
                            ________________________
                                   170404107
                     (CUSIP Number of Class of Securities)
                            ________________________
                              Samuel T. Spadafora
                      Chairman and Chief Executive Officer
                            Chordiant Software, Inc.
                      20400 Stevens Creek Blvd., Suite 400
                          Cupertino, California 95014
                          Telephone: (408) 517 - 6100
      (Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)
                              ____________________

                                  Copies to:
                             Nancy H. Wojtas, Esq.
                              Cooley Godward LLP
                  Five Palo Alto Square, 3000 El Camino Real
                       Palo Alto, California 94306-2155
                           Telephone: (650) 843-5000

                           CALCULATION OF FILING FEE

================================================================================
Transaction Valuation*                                    Amount of Filing Fee**
--------------------------------------------------------------------------------
$56,548,849.64                                            $11,309.77
================================================================================

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 10,730,332 shares of common stock of Chordiant Software, Inc. having a weighted average exercise price of $5.270 as of May 1,2001 will be exchanged pursuant to this offer.

** One-fiftieth of 1% of the value of the transaction, pursuant to Rule 0-11 of the Securities Exchange Act

   [_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid.

   Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:    Not applicable.        Filing Party:  Not applicable.
Form or Registration No.:  Not applicable.        Date Filed:    Not applicable.

   [_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

   Check the appropriate boxes below to designate any transactions to which the statement relates:

   [_]  Third-party tender offer subject to Rule 14d-1.

   [X]  Issuer tender offer subject to Rule 13e-4.

   [_]  Going-private transaction subject to Rule 13e-3.

   [_]  Amendment to Schedule 13D under Rule 13d-2.

   [_] Check the following box if the filing is a final amendment reporting the results of the tender offer

ITEM 1.  SUMMARY TERM SHEET.

     The information set forth in the Offer to Exchange under the "Summary Term Sheet" section is incorporated herein by reference.

ITEM 2.  SUBJECT COMPANY INFORMATION.

     (a) Name and Address. The name of the issuer is Chordiant Software, Inc., a Delaware corporation (the "Company" or "Chordiant"), and the address of its principal executive office is 20400 Stevens Creek Boulevard, Suite 400, Cupertino, CA 95014. The information set forth in the Offer to Exchange under Section 15 ("Information About Chordiant") is incorporated herein by reference.

     (b) Securities. This Schedule TO relates to an offer by the Company to exchange all options currently outstanding under the Chordiant 1999 Equity Incentive Plan, the Chordiant 1999 Non-Employee Directors' Stock Option Plan, the Chordiant 2000 Nonstatutory Equity Incentive Plan, the White Spider Software 2000 Stock Incentive Plan and the Prime Response Stock Option/Stock Issuance Plan to purchase shares of the Company's common stock, par value $.001 per share (the "Common Stock") held by option holders as of May 4, 2001 (the "Eligible Options") for new options (the "New Options") to purchase shares of the Common Stock to be granted under the Chordiant 1999 Equity Incentive Plan, the Chordiant 1999 Non-Employee Directors' Stock Option Plan and the Chordiant 2000 Nonstatutory Equity Incentive Plan, upon the terms and subject to the conditions set forth in the Offer to Exchange. The number of shares of Common Stock subject to the New Options will be equal to the number of shares of Common Stock subject to the Eligible Options that are accepted for exchange and cancelled. The information set forth in the Offer to Exchange under the "Summary of Terms" section, Section 1 ("Number of Options; Expiration Date"),
          Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options") and Section 8 ("Source and Amount of Consideration; Terms of New Options") is incorporated herein by reference.

     (c) Trading Market and Price. The information set forth in the Offer to Exchange under Section 7 ("Price Range of Common Stock") is incorporated herein by reference.

ITEM 3.  IDENTITY AND BACKGROUND OF THE FILING PERSON.

     (a) Name and Address. The information set forth under Item 2(a) above is incorporated herein by reference.

ITEM 4.  TERMS OF THE TRANSACTION.

     (a) Material Terms. The information set forth in the Offer to Exchange under the "Summary of Terms" section, Section 1 ("Number of Options; Expiration Date"), Section 3 ("Procedures"), Section 4 ("Change in Election"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options"), Section 6 ("Conditions of the Offer"), Section 8 ("Source and Amount of Consideration; Terms of New Options"), Section 10 ("Status of Options Acquired by Us in the Offer"), Section 11 ("Legal Matters; Regulatory Approvals"), Section 12 ("Material U.S. Federal Income Tax Consequences") and Section 13 ("Extension of Offer; Termination; Amendment") is incorporated herein by reference.

-------------------
CUSIP NO. 170404107
-------------------

                                  SCHEDULE TO

     (b)  Purchases. The information set forth in the Offer to Exchange under
          Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

ITEM 5.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

     (d) Agreements Involving the Subject Company's Securities. The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

ITEM 6.  PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

     (a)  Purposes. The information set forth in the Offer to Exchange under
          Section 2 ("Purpose of the Offer") is incorporated herein by reference.

     (b) Use of Securities Acquired. The information set forth in the Offer to Exchange under Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options") and Section 10 ("Status of Options Acquired by Us in the Offer") is incorporated herein by reference.

     (c) Plans. At present, the board of directors is composed of eleven (11) members. The authorized size of the board will decrease automatically by one (1) member for each vacancy arising prior to May 14, 2001(but in no event will the size of the board decrease to fewer than 7 members without further board authorization). Oliver D. Curme, Carol
          L. Realini and William Raduchel, each of whom is a class I director, have expressed a desire not to run for election at the 2001 annual meeting and are expected to resign prior to May 14, 2001. Mitchell Kertzman, currently serving as a class III director, has expressed that he may resign prior to the 2001 annual meeting. If the four directors who currently contemplate resigning all resign prior to May 14, 2001, the authorized size of the board will be seven (7) members on May 14, 2001. Presently, the board is seeking an additional outside director to join the board. The Company from time to time evaluates strategic acquisitions and will continue to do so in the future. The Company may issue its stock or pay cash in connection with such acquisitions. The Company may obtain cash for such acquisitions through a variety of means, including without limitation, through the issuance of additional stock.

ITEM 7.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a) Source of Funds. The information set forth in the Offer to Exchange under Section 8 ("Source and Amount of Consideration; Terms of New Options") and Section 14 ("Fees and Expenses") is incorporated herein by reference.

     (b)  Conditions. The information set forth in the Offer to Exchange under
          Section 6 ("Conditions of the Offer") is incorporated herein by reference.

     (c)  Borrowed Funds. Not applicable.

ITEM 8.  INTEREST IN THE SECURITIES OF THE SUBJECT COMPANY.

     (a)  Securities Ownership.  Not applicable.

-------------------
CUSIP NO. 170404107
-------------------

                                  SCHEDULE TO

     (b) Securities Transactions. The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

ITEM 9.  PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

     Not applicable.


ITEM 10. FINANCIAL STATEMENTS.

     (a) Financial Information. Item 8 ("Financial Statements and Supplementary Data") of Chordiant Software, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated herein by reference. The information set forth in the Offer to Exchange under
          Section 16 ("Additional Information") is incorporated herein by reference.

     (b)  Pro Forma Financial Information.  Not applicable.


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

-------------------
CUSIP NO. 170404107
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                                  SCHEDULE TO

                              ITEM 12.   EXHIBITS.

Exhibit Number     Description
--------------     -----------
 99.(a)(1)(A)      Offer to Exchange, dated May 4, 2001.
 99.(a)(1)(B)      Summary of Terms.
 99.(a)(1)(C)      E-mail Transmittal Letter.
 99.(a)(1)(D)      Form of Election Form.
 99.(a)(1)(E)      Form of Notice of Change in Election from Accept to Reject.
 99.(a)(1)(F)      Form of Notice of Change in Election from Reject to Accept.
 99.(a)(1)(G)      Chordiant Software, Inc. Annual Report on Form 10-K for its
                   fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 27, 2001 and incorporated herein by reference.

 99.(b)            Not applicable.
 99.(d)(1)         Chordiant Software, Inc.'s 1999 Equity Incentive Plan and
                   Form of Stock Option Agreement (filed as Exhibit 10.2 to the
                   Company's Registration Statement on Form S-1 (No.333-92187) filed on December 6, 1999 and which Exhibit 10.2 is incorporated herein by reference).

 99.(d)(2)         Chordiant Software, Inc.'s 1999 Employee Stock Purchase Plan
                   (filed as Exhibit 10.3 with the Company's Registration
                   Statement on Form S-1 (No. 333-92187) filed on December 6,
                   1999 and which Exhibit 10.3 is incorporated herein by reference).

 99.(d)(3)         Chordiant Software, Inc.'s 1999 Non-Employee Directors'
                   Plan and Form of Stock Option Agreement (filed as Exhibit
                   10.4 with Amendment No. 1 to the Company's Registration
                   Statement on Form S-1 (No. 333-92187) filed on January 19,
                   2000 and which Exhibit 10.4 is incorporated herein by reference).

 99.(d)(4)         Chordiant Software, Inc.'s 2000 Nonstatutory Equity Incentive
                   Plan (filed as Exhibit 99.2 with the Company's S-8
                   Registration Statement (No. 333-42844) filed on August 2,
                   2000 and which Exhibit 99.2 is incorporated herein by reference).

 99.(d)(5)         White Spider Software, Inc.'s 2000 Stock Incentive Plan
                   (filed as Exhibit 99.1 with Chordiant Software, Inc.'s
                   Current Report on Form S-8 (No. 333-49032) filed on October
                   31, 2000 and which Exhibit 99.1 is incorporated herein by reference).

 99.(d)(6)         Prime Response, Inc.'s 1998 Stock Option/Stock Issuance Plan,
                   as amended.
 99.(g)            Not applicable.
 99.(h)            Not applicable.

-------------------
CUSIP NO. 170404107
-------------------

                                  SCHEDULE TO

ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3.

     Not applicable.


               [Remainder of this page intentionally left blank.]

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CUSIP NO. 170404107
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                                  SCHEDULE TO

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 4, 2001

                              CHORDIANT SOFTWARE, INC.

                              By: /s/ Steve G. Vogel
                                  ____________________________

                              Name:   Steve G. Vogel
                              Title:  Senior Vice President of Finance, Chief
                                      Financial Officer and Chief Accounting
                                      Officer

-------------------
CUSIP NO. 170404107
-------------------

                                  SCHEDULE TO

                               INDEX OF EXHIBITS

Exhibit Number     Description
--------------     -----------
 99.(a)(1)(A)      Offer to Exchange, dated May 4, 2001.
 99.(a)(1)(B)      Summary of Terms.
 99.(a)(1)(C)      E-mail Transmittal Letter.
 99.(a)(1)(D)      Form of Election Form.
 99.(a)(1)(E)      Form of Notice of Change in Election from Accept to Reject.
 99.(a)(1)(F)      Form of Notice of Change in Election from Reject to Accept.
 99.(a)(1)(G)      Chordiant Software, Inc. Annual Report on Form 10-K for its
                   fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 27, 2001 and incorporated herein by reference.

 99.(b)            Not applicable.
 99.(d)(1)         Chordiant Software, Inc.'s 1999 Equity Incentive Plan and
                   Form of Stock Option Agreement (filed as Exhibit 10.2 to the
                   Company's Registration Statement on Form S-1 (No.333-92187) filed on December 6, 1999 and which Exhibit 10.2 is incorporated herein by reference).

 99.(d)(2)         Chordiant Software, Inc.'s 1999 Employee Stock Purchase Plan
                   (filed as Exhibit 10.3 with the Company's Registration
                   Statement on Form S-1 (No. 333-92187) filed on December 6,
                   1999 and which Exhibit 10.3 is incorporated herein by reference).

 99.(d)(3)         Chordiant Software, Inc.'s 1999 Non-Employee Directors'
                   Plan and Form of Stock Option Agreement (filed as Exhibit
                   10.4 with Amendment No. 1 to the Company's Registration
                   Statement on Form S-1 (No. 333-92187) filed on January 19,
                   2000 and which Exhibit 10.4 is incorporated herein by reference).

 99.(d)(4)         Chordiant Software, Inc.'s 2000 Nonstatutory Equity Incentive
                   Plan (filed as Exhibit 99.2 with the Company's S-8
                   Registration Statement (No. 333-42844) filed on August 2,
                   2000 and which Exhibit 99.2 is incorporated herein by reference).

 99.(d)(5)         White Spider Software, Inc.'s 2000 Stock Incentive Plan
                   (filed as Exhibit 99.1 with Chordiant Software, Inc.'s
                   Current Report on Form S-8 (No. 333-49032) filed on October
                   31, 2000 and which Exhibit 99.1 is incorporated herein by
                   reference).
 99.(d)(6)         Prime Response, Inc.'s 1998 Stock Option/Stock Issuance Plan,
                   as amended.
 99.(g)            Not applicable.
 99.(h)            Not applicable.